Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-163385) and related Prospectus of Ultrapetrol (Bahamas) Limited for the registration of up to 2,977,690 shares of its common stock  and to the incorporation by reference herein of our reports dated March 17, 2009 (except Note 2.y) as to which the date is November 25, 2009), with respect to the consolidated financial statements of Ultrapetrol (Bahamas) Limited, and the effectiveness of internal control over financial reporting of Ultrapetrol (Bahamas) Limited, included in its Annual Report (Form 20-F/A) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Buenos Aires, Argentina
February 18, 2010

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global

/s/ Ezequiel A. Calciati
EZEQUIEL A. CALCIATI
Partner